Filed Pursuant to Rule 424(b)(3)

Registration No. 333-271360

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated June 2, 2023)

VERDE CLEAN FUELS, INC.

UP TO 32,528,461 SHARES OF CLASS A COMMON STOCK
UP TO 15,412,479 SHARES OF CLASS A COMMON STOCK ISSUABLE

UPON EXERCISE OF WARRANTS
UP TO 2,475,000 WARRANTS TO PURCHASE COMMON STOCK

This prospectus supplement is being filed solely to update the information contained in the table in the “Selling Securityholders” section of the prospectus dated June 2, 2023 (the “Prospectus”) to reflect certain transfers described herein.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) up to 32,528,461 shares of Class A Common Stock consisting of: (a) 3,487,500 shares of Class A Common Stock held directly by CENAQ Sponsor, originally acquired by such parties for an effective purchase price of approximately $0.0058 per share, (b) 22,500,000 shares of Class A Common Stock issuable upon the conversion of Class C common stock, par value $0.0001 per share (“Class C Common Stock”) issued to Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company (“Holdings”), upon the exchange of Class C common units (“Class C OpCo Units”) of Verde Clean Fuels OpCo, LLC, a Delaware limited liability company (“OpCo”), and the cancellation of an equal number of shares of Class C Common Stock in connection with such exchange (such shares or Class C Common Stock originally issued as consideration in connection with the Business Combination (as defined below) at a per share value of $10.00 per share), (c) 3,200,000 shares of Class A Common Stock originally issued and sold to certain of the Selling Securityholders pursuant to subscription agreements dated as of August 12, 2022 (collectively, the “PIPE Investors”) at a purchase price of $10.00 per share, (d) 825,000 shares of Class A Common Stock held directly by Anchor Investors, originally acquired at a purchase price of $0.0058 per share, (e) 2,475,000 shares of Class A Common Stock underlying the Private Placement Warrants issued under the Business Combination Agreement (defined below) that were originally sold by CENAQ at a purchase price of $1.00 per Private Placement Warrant in connection with its initial public offering which Warrants are exercisable for our Class A Common Stock at an exercise price of $11.50 per share, and (f) up to 40,961 shares of Class A Common Stock issuable upon the conversion of the New Promissory Note (as defined herein) at a conversion price of $10.00 per share; and (ii) up to 2,475,000 Private Placement Warrants, which were originally purchased at a price of $1.00 per Private Placement Warrant. We will not receive any proceeds from the sale of shares of Class A Common Stock or warrants by the Selling Securityholders pursuant to this prospectus.

The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

Our shares of Class A Common Stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “VGAS.” On August 22, 2023, the closing price of our Class A Common Stock was $4.39 per share. Our public warrants are listed on Nasdaq under the symbol “VGASW.” On August 22, 2023, the closing price of our Public Warrants was $0.2050 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our Class A Common Stock and Warrants involves risks that are described in the “Risk Factors” section beginning on page 16 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 23, 2023.

SELLING SECURITYHOLDERS

The following information is provided as of August 23, 2023 to update the “Selling Securityholders” section of the Prospectus to reflect (i) the pro rata distribution by the Sponsor to its members on such date of an aggregate of 253,125 shares of Class A Common Stock, as reflected in the Selling Securityholder table set forth below and (ii) a transfer of 7,653 shares of Class A Common Stock from Highbridge Tactical Credit Master Fund to Highbridge Tactical Credit Institutional Fund.

Where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supersedes and replaces the information regarding such Selling Securityholder in the Prospectus. Information regarding the Selling Securityholders listed in the table below, including the number of shares of Class A Common Stock and Warrants beneficially owned by them, is based on information provided by such Selling Securityholders as of the date of this prospectus supplement.

Information about the Selling Securityholders, including those listed below, may change over time. Since the effectiveness of the Registration Statement on Form S-1 of which the Prospectus is a part, a number of Selling Securityholders have exercised their warrants and/or sold or otherwise transferred their securities registered thereunder. This prospectus supplement does not provide any updates with respect to any such exercises, sales or transfers, except for those expressly referred to in the immediately preceding paragraph.

	Shares of Class A Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
CENAQ Sponsor, LLC(1)	5,750,336	5,750,336	—	—	2,475,000	2,475,000	—	—
Highbridge Tactical Credit Institutional Fund, Ltd.(2)	7,653	7,653	—	—	—	—	—	—
Highbridge Tactical Credit Master Fund LP(2)	30,046	30,046	—	—	—	—	—	—
Benjamim Salinas	36,438	36,438	—	—	—	—	—	—
Typhoon Offshore(3)	47,256	47,256	—	—	—	—	—	—
Sirvent SPAC I Management LLC(4)	48,893	48,893	—	—	—	—	—	—
Arb Energy SPAC I(4)	14,019	14,019	—	—	—	—	—	—
James Russell Porter	19,850	19,850	—	—	—	—	—	—
Mike Bahorich	3,680	3,680	—	—	—	—	—	—
David Bullion	2,422	2,422	—	—	—	—	—	—
John B. Connally III	15,115	15,115	—	—	—	—	—	—
KM Devco, LLC(5)	14,796	14,796	—	—	—	—	—	—
Can Bust LLC(6)	21,461	21,461	—	—	—	—	—	—
Corcel Investments LLC(7)	4,851	4,851	—	—	—	—	—	—
Guy Lander	715	715	—	—	—	—	—	—
Michael J. Dwinnell	8,580	8,580	—	—	—	—	—	—
Denise Dubard	1,105	1,105	—	—	—	—	—	—
David Porter	258	258	—	—	—	—	—	—
Ondrej Sestak	258	258	—	—	—	—	—	—
Sara Martin	258	258	—	—	—	—	—	—
Eric Bahorich	258	258	—	—	—	—	—	—
Kara Bennett	258	258	—	—	—	—	—	—
Emily Boecking	258	258	—	—	—	—	—	—
Lecia Alexander	123	123	—	—	—	—	—	—
Seminole Resources(8)	123	123	—	—	—	—	—	—
James Gunderson	123	123	—	—	—	—	—	—
Joy Holdings, Ltd.(9)	12,027	12,027	—	—	—	—	—	—

(1)	Consists of (i) 3,234,375 shares of Class A Common Stock held directly by CENAQ Sponsor (all of which are subject to forfeiture until the occurrence of a Triggering Event), (ii) 2,475,000 Private Placement Warrants, each exercisable as of March 17, 2023 to purchase one share of Class A Common Stock at $11.50 per share) and (iii) 40,691 shares of Class A Common Stock issuable upon the conversion of the New Promissory Note. CENAQ Sponsor is the record holder of such shares. Messrs. John B. Connally III, J. Russell Porter and Michael J. Mayell are each a manager of CENAQ Sponsor, and as such, each has voting and investment discretion with respect to the shares held directly by CENAQ Sponsor. Messrs. John B. Connally III, J. Russell Porter and Michael J. Mayell each disclaims any beneficial ownership of the reported shares other than the extent of any pecuniary interest he may have therein, directly or indirectly.

(2)	Highbridge Capital Management, LLC (“HCM”), the trading manager of Highbridge Tactical Credit Master Fund, L.P., Highbridge SPAC Opportunity Fund, L.P. and Highbridge Tactical Credit Institutional Fund, Ltd. (together, the “Highbridge Funds”), has beneficial ownership of the shares held by the Highbridge Funds. The address of these entities is 277 Park Avenue, 23rd Floor, New York, NY 10172.

(3)	Benjamin Francisco Salinas Sada has voting and investment power over these shares.

(4)	Humberto Sirvent has voting and investment power over these shares.

(5)	Karen Mayell and Michael J. Mayell have voting and investment power over these shares.

(6)	David Wallace has voting and investment power over these shares.

(7)	Charles Galante has voting and investment power over these shares.

(8)	Robert F. Goldstein has voting and investment power over these shares.

(9)	J. Kelly Joy, Rebecca J. Joy and Reggie Howard have voting and investment power over these shares.

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